Filed Pursuant to Rule 424(b)(3)

Registration No. 333-276774

PROSPECTUS SUPPLEMENT

(to Prospectus dated December 2, 2024)

475,555 American Depositary Shares representing

47,555,560

Ordinary Shares

Kazia Therapeutics Limited

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated December 2, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-276774), with the information contained in our current report on Form 6-K, furnished to the Securities and Exchange Commission on April 15, 2025 (the “April 15, 2025 Form 6-K”). Accordingly, we have attached the April 15, 2025 Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The ADSs are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “KZIA.” On April 14, 2025, the last reported sale price of the ADSs on Nasdaq was $0.7893 per ADS.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus and the “Risk Factors” in “Item 3. Key Information—D. Risk Factors” of our most recent Annual Report on Form 20-F, which is incorporated by reference in the Prospectus, as well as in any other recently filed reports and, if any, in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 15, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of April, 2025

Commission File Number 000-29962

Kazia Therapeutics Limited

(Translation of registrant’s name into English)

Three International Towers Level 24 300 Barangaroo Avenue Sydney NSW 2000

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒    Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

Kazia Therapeutics Limited (the “Company”) plans to change the ratio of its American Depositary Shares (“ADSs”) to Ordinary Shares from one (1) ADS representing one hundred (100) Ordinary Shares to one (1) ADS representing five hundred (500) Ordinary Shares (the “ADS Ratio Change”).

The ADS Ratio Change will have the same effect as a one-for-five reverse ADS split for our ADS holders. There will be no change to our underlying Ordinary Shares, and no Ordinary Shares will be issued or cancelled in connection with the ADS Ratio Change. The effect of the ratio change on the ADS trading price on the Nasdaq Capital Market is expected to take place at the opening of business on April 17, 2025. Following the ADS Ratio Change, our ADSs will continue to be traded on the Nasdaq Capital Market under the ticker symbol “KZIA.”

No fractional new ADSs will be issued in connection with the ADS Ratio Change. Instead, fractional entitlements to the new ADSs will be aggregated and sold by the depositary bank, and the net cash proceeds from the sale of the fractional ADS entitlements (after deduction of fees, taxes, and expenses) will be distributed to the applicable ADS holders by the depositary bank.

As a result of the ADS Ratio Change, the ADS price is expected to increase proportionally, although the Company can give no assurance that the ADS price after the ADS Ratio Change will be equal to or greater than five times the ADS price before the ADS Ratio Change.

As of the date hereof, the Company has an aggregate of 6,798,129 ADSs issued and outstanding. Immediately following the ADS Ratio Change, the Company will have an aggregate of 1,359,625 ADSs issued and outstanding.

The Company’s Board of Directors approved the ADS Ratio Change with the objective of maintaining compliance with the minimum bid price of $1.00 per share as outlined in the Nasdaq Listing Rules. The Company can give no assurance that this event will result in the Company maintaining compliance with Nasdaq’s minimum bid price requirement.

The Company hereby incorporates by reference the information contained herein into the Company’s registration statements on Form F-3 (File No. 333-276091 and 333-281937).

Forward-Looking Statements

Certain statements in this Report on Form 6-K- that are forward-looking and not statements of historical fact are forward-looking statements, which can generally be identified as such by the use of words such as “may,” “will,” “estimate,” “future,” “forward,” “anticipate,” or other similar words. Any statement describing Kazia’s future plans, strategies, intentions, expectations, objectives, goals or prospects, and other statements that are not historical facts, are also forwardlooking statements, including, but not limited to, statements regarding: the timing for results and data related to Kazia’s clinical and preclinical trials, Kazia’s strategy and plans with respect to its programs, including paxalisib and EVT801, the potential benefits of paxalisib as an investigational PI3K/mTOR inhibitor, timing for any regulatory submissions or discussions with regulatory agencies, the potential market opportunity for paxalisib, and the ADS Ratio Change. Such statements are based on Kazia’s current expectations and projections about future events and future trends affecting its business and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements, including risks and uncertainties: associated with clinical and preclinical trials and product development, related to regulatory approvals, and related to the impact of global economic conditions. These and other risks and uncertainties are described more fully in Kazia’s Annual Report, filed on form 20-F with the United States Securities and Exchange Commission (the “SEC”), and in subsequent filings with the SEC. Kazia undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required under applicable law. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Kazia Therapeutics Limited (Registrant)

/s/ John Friend
John Friend
Chief Executive Officer

Date: 15 April 2025